CREDIT AGREEMENT

                  dated as of May 19, 1998

                          between

                        VALHI, INC.

                            and

             SOCIETE GENERALE, SOUTHWEST AGENCY











                     TABLE OF CONTENTS

                                                        Page

ARTICLE I       DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.   Certain Defined Terms
Section 1.02.   Computation of Time Periods
Section 1.03.   Accounting Terms; Changes in GAAP
Section 1.04.   Miscellaneous

ARTICLE II      TERMS AND CONDITIONS OF CREDIT
Section 2.01.   Advances and Letters of Credit
Section 2.02.   Procedures
(a)             Notice for Advances
(b)             Notice for Letters of Credit
(c)             Certain Limitations
(d)             Notices Irrevocable
(e)             Note
(f)             Reimbursement Obligations
Section 2.03.   Fees
(a)             Commitment Fee
(b)             Administrative Fee
(c)             Letter of Credit Fees
Section 2.04.   Reduction of the Commitments
Section 2.05.   Repayment
Section 2.06.   Interest
(a)             Base Rate Advances
(b)             Eurodollar Rate Advances
Section 2.07.   Prepayments
(a)             Right to Prepay
(b)             Optional
(c)             Mandatory
(d)             Illegality
(e)             Notice
Section 2.08.   Increased Costs and Capital
(a)             Change of Law
(b)             Capital Adequacy
Section 2.09.   Payments and Computations
(a)             Payment Procedures
(b)             Computations
(c)             Non-Business Day Payments
Section 2.10.   Taxes
(a)             No Deduction for Certain Taxes
(b)             Other Taxes
(c)             Indemnification
(d)             Evidence of Tax Payments
(e)             Survival of Obligations
Section 2.12.   Limited Liability of the Bank
(a)             Notice of Bank's Duties
(b)             No Duty to Inquire
Section 2.13.   Security
(a)             Collateral Pledge
(b)             Collateral After the Termination Date
(c)             Further Assurances
Section 2.14    Compliance with Margin Regulations

ARTICLE III     CONDITIONS PRECEDENT
Section 3.01.   Conditions Precedent to Initial
                Credit Event
(a)             Documentation
(b)             Cancellation of Existing Reg U.
                Facility
Section 3.02.   Conditions Precedent to Each Credit
                Event

ARTICLE IV      REPRESENTATIONS AND WARRANTIES
Section 4.01.   Representations and Warranties of the
                Borrower
(a)             Corporate Existence
(b)             Corporate Power
(c)             Authorization and Approvals
(d)             Enforceable Obligations
(e)             Financial Statements
(f)             Litigation
(g)             use of Proceeds
(h)             Investment Company Act
(i)             Taxes
(j)             Pension Plans
(k)             Environmental Condition
(l)             True and Complete Disclosure
(m)             Beneficial Ownership of NL Shares

ARTICLE V       COVENANTS OF THE BORROWER
Section 5.01.   Affirmative Covenants
(a)             Compliance with Laws, Etc.
(b)             Maintenance of Insurance
(c)             Preservation of Corporate Existence,
                Etc.
(d)             Payment of Taxes, Etc.
(e)             Inspection
Section 5.02.   Negative Covenants
(a)             Debts, Guaranties an Other
                Obligations
(b)             Merger or Consolidation
(c)             Sale of Stock
(d)             Changes in Accounting
(e)             Change of NL Industries Certificate
                of Incorporation or Bylaws
(f)             Certificate of Incorporation
Section 5.03.   Reporting Requirements

ARTICLE VI      EVENTS OF DEFAULT
Section 6.01.   Events of Default
Section 6.02.   Remedies
Section 6.03.   Collateral Account

ARTICLE VII     MISCELLANEOUS
Section 7.01.   Amendments, Etc.
Section 7.02.   Notices, Etc.
Section 7.03.   No Waiver; Remedies
Section 7.04.   Costs and Expenses
Section 7.05.   Right of Set-off
Section 7.06.   Binding Effect
Section 7.07.   Indemnification
Section 7.08.   Execution in Counterparts
Section 7.09.   Governing Laws


Exhibit A -    Form of Promissory Note
Exhibit B -    Form of Pledge Agreement
Exhibit C -    Form of Notice of Borrowing
Exhibit D -    Form of Borrower's Counsel Opinion
Exhibit E -    Form of Compliance Certificate
Exhibit F -    Form of Letter of Credit Application

SCHEDULES:
Schedule 1          -    Lending Offices of Bank
Schedule 4.01(f)    -    Litigation
Schedule 4.01(k)    -    Environmental Concerns
Schedule 4.01(m)    -    NL Shares beneficially owned by the Borrower


                      CREDIT AGREEMENT

     This Credit Agreement dated as of May 19, 1998 is between Valhi, Inc., a Delaware corporation (the "Borrower"), and Societe Generale, Southwest Agency (the "Bank").

     The Borrower and the Bank hereby agree as set forth herein.

                         ARTICLE I
              DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acceptable Security Interest" in any Property means a security interest and Lien (i) which exists in favor of the Bank, (ii) which is superior to all other Liens, (iii) which secures the Advances and all other amounts owed in connection with this Agreement and the other Credit Documents, and (iv) which is perfected and enforceable against all Persons in preference to any rights of any Person therein.

     "Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2%.

     "Advance" means an advance by the Bank to the Borrower pursuant to Article II, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

     "Aggregate Exposure" means, as of any date of determination thereof, the sum of (i) the aggregate outstanding Advances on such date, (ii) the aggregate unpaid Reimbursement Obligations on such date, and (iii) the aggregate undrawn face amount of all Letters of Credit outstanding on such date.

     "Agreement" means this Credit Agreement dated as of May __, 1998 between the Borrower and the Bank, as the same may be amended from time to time in accordance with the terms hereof.

     "Applicable Lending Office" means the Bank's Domestic Lending Office in the case of a Base Rate Advance, and the Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     "Available Amount" means on any day an amount equal to the sum of (a) the product of (i) 33% of the Current Market Value of a NL Share, multiplied by (ii) the number of NL Shares pledged to the Bank pursuant to the Pledge Agreement, plus (b) in the event any security other than NL Shares are pledged as Collateral pursuant to the Pledge Agreement, the product of (x) such percentage of the Current Market Value of such security as the Bank and the Borrower may agree in writing (not to exceed 49%), multiplied by (y) the number of shares of such security pledged to the Bank pursuant to the terms of the Pledge Agreement.

     "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest announced publicly by Societe Generale, New York Branch as its prime rate, whether or not the Borrower has notice thereof.

     "Base Rate Advance" means an Advance which bears interest as provided in
Section 2.06(a).

     "Borrower" means Valhi, Inc., a Delaware corporation.

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     "Change in Control" means with respect to any Person the occurrence of any of the following: (a) a change in control is reported by such Person in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act,
(b) any "person" (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such Person representing the Control Percentage or more of the combined voting power of such Person's then outstanding securities or (c) following the election or removal of directors, a majority of such Person's Board of Directors consists of individuals who were not members of such Person's Board of Directors immediately prior to such election or removal, unless the election of each director who was not a director immediately prior to such election or removal has been approved in advance by directors representing at least a majority of the directors then in office who were directors immediately prior to such election or removal.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Collateral" shall have the meaning specified in the Pledge Agreement.

     "Collateral Deficiency" means, as of any date of determination thereof, the positive difference, if any, between (a) the Aggregate Exposure on such date exceeds (b) the Available Amount on such date.

     "Commitment" means the obligation of the Bank to make Advances in an amount not to exceed $15,000,000, as such amount may be reduced pursuant to Section
2.04 or terminated pursuant to Article VII.

     "Consolidated" refers to the consolidation of the accounts of any corporation and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

     "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

     "Credit Documents" means this Agreement, the Note, the Pledge Agreement, and each other agreement, instrument or document executed at any time in connection with this Agreement.

     "Credit Event" means any of the making of an Advance hereunder or the issuance, amendment or extension of a Letter of Credit hereunder.

     "Current Market Value" means, (i) with respect to any security, the most recent closing price of such security on the NYSE or, if such security is not listed on the NYSE but is listed on another recognized national securities exchange, the most recent closing price of such security on such other exchange, or, if such security is not listed on a national securities exchange, the closing price of such security as reported on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") National Market System or, if applicable, the average of the closing bid and asked quotations for such security as reported on NASDAQ, and (ii) with respect to any security other than a security described in clause (i) above and with respect to any other Property, such value determined by the Bank in accordance with any reputable valuation method.

     "Debt" means without duplication, in the case of any Person,
(i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable), (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, (vi) indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) of this definition secured by any Lien on or in respect of any Property of such Person, and (vii) all liabilities of such Person in respect of unfunded vested benefits under any Plan; provided, however, that in no event shall Debt include any amounts which, by its terms, is non-recourse. Any such determination of which debt is non-recourse shall be acceptable to the Bank and its counsel.

     "Default" means an Event of Default or any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dollars" and "$" means lawful money of the United States of America.

     "Domestic Lending Office" means the office of the Bank specified as its "Domestic Lending Office" on Schedule 1 hereto or such other office of the Bank as the Bank may from time to time specify to the Borrower.

     "Environmental Law" means all Legal Requirements applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, relating to
(a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; or
(d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     "Eurodollar Base Rate" means, for the Interest Period for each Eurodollar Rate Advance, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Societe Generale in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Bank's Eurodollar Rate Advance and for a period equal to such Interest Period.

     "Eurodollar Lending Office" means the office of the Bank specified as its "Eurodollar Lending Office" on Schedule 1 hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of the Bank as the Bank may from time to time specify to the Borrower.

     "Eurodollar Rate" means, for any Eurodollar Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the Eurodollar Base Rate for the Interest Period for such Eurodollar Rate Advance divided by (ii) 1 minus the Eurodollar Rate Reserve Percentage (if any) for such Eurodollar Rate Advance for such Interest Period.

     "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

     "Eurodollar Rate Reserve Percentage" for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Events of Default" has the meaning specified in Section 6.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

     "Financial Statements" means the balance sheet and income and cash flow statements dated December 31, 1997 referred to in Section 4.01(e), copies of which have been delivered to the Bank.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of
Section 1.03.

     "Governmental Authority" means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person's Property in connection with such subject.

     "Interest Period" means, for each Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Base Rate Advance, a period of time commencing on the date such Base Rate Advance is made and ending on the last day of March, June, September or December, whichever occurs first (or if the Maturity Date will occur prior to the last day of March, June, September or December, such Interest Period for such Base Rate Advance shall terminate on the Maturity Date) and (b) in the case of a Eurodollar Rate Advance, one, two, three, or six months, in each case as the Borrower may, upon notice received by the Bank on the day and at the time required by Section 2.02, select; provided, however, that:

     (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest
           Period shall be extended to occur on the next succeeding Business Day, except that in the case of any Interest Period for a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

     (ii) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

     (iii) the Borrower may not select any Interest Period for any Eurodollar Rate Advance which ends after the Maturity Date.

     "Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is applicable to such Person.

     "Letters of Credit" means, collectively, all standby letters of credit issued by the Bank hereunder for the account of the Borrower or for the joint and several account of the Borrower and a Subsidiary or affiliate of the Borrower.

     "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

     "Material Adverse Change" shall mean (i) a material adverse change in the business, financial condition, or results of operations of (a) the Borrower or
(b) NL Industries and its Subsidiaries taken as a whole, in each case since December 31, 1997.

     "Maturity Date" means May 18, 1999 or the earlier termination in whole of the Commitment pursuant to Section 2.04 or Article VI.

     "Maximum Rate" means the maximum nonusurioius interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower is making or accruing an obligation to make contributions.

     "NL Industries" means NL Industries, Inc., a New Jersey corporation.

     "NL Shares" means common stock, par value $.125 per share, of NL Industries.

     "Note" means the promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from the Advances made by the Bank.

     "Notice of Borrowing" has the meaning specified in Section 2.02(a) in the form of the attached Exhibit C signed by a Responsible Officer of the Borrower.

     "NYSE" means the New York Stock Exchange.

     "Obligations" means all Advances, Reimbursement Obligations and other amounts payable by the Borrower to the Bank under the Credit Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     "Plan" means an employee benefit plan (other than a Multiemployer Plan) sponsored by the Company and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     "Pledge Agreement" means the Pledge and Security Agreement dated as of the date hereof between the Borrower and the Bank, in substantially the form of Exhibit B hereto, as the same may be amended from time to time in accordance with the terms hereof.

     "Pledged Shares" means at any time the Pledged Shares (as defined in the Pledge Agreement) for which the Bank has an Acceptable Security Interest.

     "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

     "Regulations G, T, U, X and D" means Regulations G, T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Bank for the amount of any payment by the Bank in connection with a drawing under a Letter of Credit.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA.

     "Responsible Officer" means, of any Person, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Treasurer, Secretary of such Person or any other member of senior management of such Person.

     "SEC" means the Securities and Exchange Commission, and any successor entity.

     "SEC Filings" means any proxy material, reports or other information which the Borrower has delivered to the Bank pursuant to Section 5.03(e).

     "Security Documents" means, collectively, the Pledge Agreement and each other collateral agreement executed in connection with this Agreement at any time by the Borrower in favor of the Bank granting Liens for the benefit of the Bank, as the same may be amended from time to time in accordance with their respective terms.

     "Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person.

     "Termination Event" means (i) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043(b) of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(iii) the filing of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Type" has the meaning set forth in the definition of the term "Advance".

     Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     Section 1.03. Accounting Terms; Changes in GAAP. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

     Section 1.04. Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


                         ARTICLE II
               TERMS AND CONDITIONS OF CREDIT

     Section 2.01. Advances and Letters of Credit. The Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower and to issue Letters of Credit for the account of the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, provided that (i) no Advance shall be made and no Letter of Credit shall be issued, amended, or extended if, after giving effect thereto, the Aggregate Exposure would exceed the lesser of the Commitment and the Available Amount, and (ii) each Advance shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples thereof (except with respect to Base Rate Advances for the purpose of repaying Reimbursement Obligations). Within the limits set forth above, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01.

     Section 2.02.  Procedures.

     (a) Notice for Advances. Each Advance shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Advance, in the case of a Eurodollar Rate Advance, or (ii) on the Business Day of the proposed Advance, in the case of a Base Rate Advance, by the Borrower to the Bank. Each Notice of Borrowing shall be in writing or by telecopier or telex, confirmed immediately in writing, specifying the requested date of such Advance, Type of Advance, aggregate amount of such Advance, and if such Advance is to be a Eurodollar Rate Advance, the Interest Period for such Advance. The Bank shall, before 1:00 p.m. (Dallas, Texas time) on the date of the Advance, make such funds available to the Borrower at its account at the Bank.

     (b) Notice for Letters of Credit. Each request for a Letter of Credit shall be made on notice given by the Borrower not later than 11:00 A.M. (Dallas time) at least three Business Days prior to the date a proposed Letter of Credit is to be issued, in the form of Exhibit F attached hereto, specifying (i) the requested date of issuance of such proposed Letter of Credit, (ii) the face amount of such proposed Letter of Credit, (iii) the form of such proposed Letter of Credit, which must be a standby Letter of Credit in form acceptable to the Bank, and (iv) the expiry date of such proposed Letter of Credit, which expiry date shall in no event be later than the Maturity Date (unless the Bank consents to such a later date and the Borrower agrees to deposit cash collateral in the Collateral Account on or prior the Maturity Date to fully secure the undrawn portion of any such Letter of Credit outstanding on and after the Maturity Date as set forth in Section 2.13(b) hereof or on terms otherwise satisfactory to the
Bank).

     (c)  Certain Limitations.  Notwithstanding anything in paragraph (a) above:

          (i) at no time shall there be more than five outstanding Eurodollar Rate Advances;

          (ii) if the Bank shall, at least two Business Days before the date of any requested Eurodollar Rate Advance, reasonably conclude that the passage of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for the Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Base Rate Advance;

          (iii) if the Bank is unable, after the exercise of reasonable diligence, to determine the Eurodollar Rate for Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Base Rate Advance; provided, however, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would permit the Bank to determine the Eurodollar Rate for Eurodollar Rate Advances and would not, in the Bank's reasonable judgment, be otherwise disadvantageous;

          (iv) if the Bank shall, at least two Business Days before the date of any requested Eurodollar Rate Advance, reasonably conclude that the Eurodollar Rate for Eurodollar Rate Advances will not adequately reflect the cost to the Bank of making or funding Eurodollar Rate Advances, as the case may be, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Base Rate Advance;

          (v) if the Borrower fails to select the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (a) above, the Bank will forthwith so notify the Borrower and such Advance will be made available to the Borrower on the date of such Advance with a one-month Interest Period; and

     (d) Notices Irrevocable. Each Notice of Borrowing pursuant to which the Borrower requests an Eurodollar Rate Advance shall be irrevocable and binding on the Borrower. In the case of any Advance designated in the related Notice of Borrowing which specifies that the Proposed Borrowing (as defined in such Notice of Borrowing) shall be a Eurodollar Rate Advance, the Borrower shall indemnify the Bank against any loss, out-of-pocket cost or expense actually incurred by the Bank as a result of any failure of the Borrower to borrow the Advance described therein due to the Borrower's failure to fulfill on or before the date specified in such Notice of Borrowing for such Advance the applicable conditions set forth in Article III.

     (e) Note. The indebtedness of the Borrower to the Bank resulting from Advances owing to the Bank shall be evidenced by the Note from the Borrower payable to the order of the Bank.

     (f) Reimbursement Obligations. The amount paid by the Bank in connection with any drawing under a Letter of Credit shall be reimbursed by the Borrower to the Bank on the same day as such payment by the Bank, provided, however, that in the event the conditions precedent for a Prime Rate Advance are satisfied on the date of such payment by the Bank (other than the delivery of a Notice of Borrowing) and the Borrower has not otherwise notified the Bank that it intends to repay such Reimbursement Obligations with its own funds on such day, such Reimbursement Obligation shall be automatically deemed to be repaid with the proceeds of a Prime Rate Advance by the Bank for the account of the Borrower made as of the date of such payment by the Bank of such drawing.

     Section 2.03.  Fees.

     (a) Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Commitment from the date hereof until the Maturity Date at the rate of 3/8 of 1% per annum, payable quarterly in arrears on the last day of each March, June, September and December commencing June 30, 1998 and ending on the Maturity Date.

     (b) Administrative Fee. The Borrower agrees to pay to the Bank an administrative fee in the amount of $2,000 on the date hereof.

     (c) Letter of Credit Fees. The Borrower shall pay to the Bank a letter of credit fee in connection with each Letter of Credit equal to one and one half of one percent (1 1/2%) per annum of the amount available for drawing under such Letter of Credit, from and including the issuance date thereof to but excluding the date such Letter of Credit expires or is terminated, such fee to be payable quarterly in arrears on the last date of each March, June, September and December, on the Maturity Date, and in the event any Letters of Credit are to remain outstanding after the Maturity Date, on the date the last such Letter of Credit expires or terminates in accordance with its terms, calculated on the basis of a 360-day year for the number of days elapsed.

     Section 2.04. Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Bank, to terminate in whole or reduce ratably in part the unused portions of the Commitment, provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof. Any such reduction or termination of the Commitment shall be permanent, with no obligation of the Bank to reinstate such Commitment and the commitment fees provided for in
Section 2.03(a) shall thereafter be computed on the basis of the Commitment as so reduced.

     Section 2.05. Repayment. The Borrower shall repay the principal amount of each Advance made by the Bank on the last day of the Interest Period for such Advance. In the event that the Borrower shall not have notified the Bank on or prior to 10:00 a.m. (Dallas, Texas time) on the Business Day immediately preceding the last day of an Interest Period that the Borrower intends to repay all Advances maturing as of the end of such Interest Period other than with proceeds of new Advances hereunder requested pursuant to Section 2.02(a), the Borrower shall be deemed to have requested an Advance comprised of Base Rate Advances in an amount equal to the aggregate amount of all Advances maturing on the last day of such Interest Period.

     Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by the Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time plus 2% and (ii) the Maximum Rate.

     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus 11/2% per annum and (ii) the Maximum Rate, payable on the last day of such Interest Period, and in the case of six month Interest Periods, on the day three months following the first day of any such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the greater of (A) the Adjusted Base Rate in effect from time to time plus 2% and (B) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 2% and (ii) the Maximum Rate.

     Section 2.07.  Prepayments.

     (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advances except as provided in this Section 2.07.

     (b) Optional. The Borrower may elect to prepay Advances, upon at least three Business Days' or, in case of Base Rate Advances, one Business Day's notice to the Bank stating the proposed date and aggregate principal amount of such prepayment, and if any such notice is given, the Borrower shall prepay such Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 7.04(b) as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

     (c) Mandatory. If at any time the Bank shall notify the Borrower that a Collateral Deficiency exists, then within one Business Day of its receipt of such notice, the Borrower shall at its option (i) prepay Advances, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 7.04(b) as a result of such prepayment being made on such date, and, if necessary after all Advances have been prepaid, cash collateralize the aggregate undrawn face amount of outstanding Letters of Credit, so that immediately following such prepayment or cash collateralization, no Collateral Deficiency exists or (ii) provide the Bank with an Acceptable Security Interest on additional Pledged Shares so that no Collateral Deficiency exists.

     (d) Illegality. If the Bank shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for the Bank or its Eurodollar Lending Office to perform its obligations hereunder to maintain any Eurodollar Rate Advances of the Bank then outstanding hereunder, (i) the Borrower shall, no later than 1:00 p.m. (Dallas, Texas time) on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances then outstanding hereunder, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 7.04(b) as a result of such prepayment being made on such date (other than loss of any anticipated profits), (ii) the Bank shall thereupon make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid by the Borrower on such date, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Advance shall be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

     (e) Notice. The Borrower will give notice to the Bank at or before the time of each prepayment of Advances pursuant to this Section 2.07 specifying the Advances which are to be prepaid and the amount of such prepayment to be applied to such Advances. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

     Section 2.08.  Increased Costs and Capital.

     (a) Change of Law. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by the Bank, immediately pay to the Bank such additional amounts sufficient to compensate the Bank for such increased cost; provided however, that before making any such demand, the Bank agrees to use commercially reasonable efforts (consistent with its internal policy and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonably judgment of the Bank, be otherwise economically disadvantageous to the Bank. A certificate (a) indicating the amount of such increased cost and detailing the calculation of such cost, (b) stating that the Bank is generally charging such amounts to other customers similarly situated with the Borrower, and (c) that all costs are being charged within 90 days of the date the Bank learned of such costs, such certificate to be conclusive and binding for all purposes, absent manifest error.

     (b) Capital Adequacy. If the Bank determines in good faith that compliance with any generally applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement increases or would increase the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate the Bank in light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment to lend hereunder. A certificate shall be submitted to the Borrower by the Bank (a) indicating the amount of such capital adequacy costs and detailing the calculation of such costs, (b) stating that the Bank is generally charging such amounts to other customers similarly situated with the Borrower, and (c) that all such costs are being charged within 90 days of the date the Bank learned of such costs, such certificate to be conclusive and binding for all purposes, absent manifest error.

     Section 2.09.  Payments and Computations.

     (a) Payment Procedures. The Borrower shall make each payment hereunder and under the Note not later than 1:00 p.m. (Dallas, Texas time) on the day when due in Dollars to the Bank at the location referred to in the Note (or such other location as the Bank shall designate in writing to the Borrower) in same day funds.

     (b) Computations. All computations of interest based on the Base Rate shall be made by the Bank on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate and of fees shall be made by the Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Non-Business Day Payments. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     Section 2.10.  Taxes.

     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower hereunder or under the Note shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and by the jurisdiction of the Bank's Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Bank, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), the Bank receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

     (c) Indemnification. The Borrower will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Bank within 30 days from the date the Borrower receives written demand therefor from the Bank.

     (d) Evidence of Tax Payments. The Borrower will pay when due all Taxes payable in respect of any payment hereunder or under any Note. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

     (e) Survival of Obligations. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and under the Note for a period equal to the applicable statute of limitations.

     Section 2.11. Obligations Absolute. To the fullest extent permitted by applicable law, the obligations of the Borrower under this Agreement in connection with Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

     (a) any lack of validity or enforceability of this Agreement, the Pledge Agreement, or any Letter of Credit;

     (b) any amendment or waiver of or any consent to depart from the terms of this Agreement, the Pledge Agreement, or any Letter of Credit (with the consent of the Borrower and any beneficiary of such Letter of Credit);

     (c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, or any transactions contemplated hereby or thereby or any unrelated transaction;

     (d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that payment by the Bank under any Letter of Credit shall not have constituted gross negligence or willful misconduct of the Bank;

     (e) any nonapplication or misapplication by the beneficiary of any Letter of Credit or otherwise of the proceeds of any drawing under any Letter of Credit;

     (f) payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, provided that payment by the Bank under such Letter of Credit shall not have constituted gross negligence or willful misconduct of the Bank;

     (g) the failure by the Bank to honor any drawing under any Letter of Credit or to make any payment demanded under any Letter of Credit on the ground that the demand for such payment does not conform to the terms and conditions such Letter of Credit, provided that such failure shall not have constituted gross negligence or willful misconduct of the Bank; and

     (h) any other circumstance or happening whatsoever, including the circumstances described in Section 2.14, whether or not similar to any of the foregoing, provided that such circumstances or happening shall not have constituted gross negligence or willful misconduct of the Bank.

     Section 2.12.  Limited Liability of the Bank.

     (a) Notice of Bank's Duties. As between the Bank and the Borrower, the Borrower assumes all risk of the acts or omissions of any beneficiary of a Letter of Credit with respect to its use of such Letter of Credit. Neither the Bank, its correspondents, its affiliates nor any of their officers or directors shall be liable or responsible for:

     (i) the use which may be made of any Letter of Credit or for any actions or omissions of any beneficiary of any Letter of Credit;

     (ii) the existence or nonexistence of a default under any instrument secured or supported by any Letter of Credit or any other event which gives rise to a right to call upon any Letter of Credit;

     (iii) the failure of any instrument to bear any reference or adequate reference to any Letter of Credit;

     (iv) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted in connection with the application for and issuance of, or the making of a drawing under, any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged;

     (v) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;

     (vi) the failure of the beneficiary of any Letter of Credit to comply fully with all conditions required in order to effect a drawing;

     (vii) errors, omissions, interruptions, losses, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopier or otherwise;

     (viii) any consequences arising from causes beyond the control of the Bank; and

     (ix) any act, error, neglect or default, omissions, insolvency or failure in the business of any of the Bank's correspondents, for any refusal by the Bank or any of the Bank's correspondents to pay or honor drafts drawn under any Letter of Credit because of any applicable law, now or hereafter enforced, or for any matter beyond the control of the Bank and its affiliates;

except only that the Borrower shall have a claim against the Bank for acts or events described in the immediately preceding clauses (ii) through (ix), and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Bank's willful misconduct or gross negligence in determining whether documents were presented under any Letter of Credit comply with the terms of any Letter of Credit or (B) the Bank's willful failure or gross negligence in failing to pay under such Letter of Credit after the presentation to it by the beneficiary of a sight draft and any required document strictly complying with the terms and conditions of the such Letter of Credit.

     (b) No Duty to Inquire. The Borrower agrees that the Bank is authorized and instructed to accept and pay drawings under any Letter of Credit without requiring, and without responsibility for, the determination as to the existence of any event giving rise to such drawing, either at the time of acceptance of documents presented in connection with such drawing, upon payment of such drawing by the Bank or thereafter. The Borrower agrees that the Bank is under no duty to determine the proper identity of anyone presenting documents under any Letter of Credit in connection with a drawing or otherwise (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under the such Letter of Credit and payment by the Bank to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved by the Borrower. In furtherance and not in limitation hereof, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     Section 2.13.  Security.

     (a) Collateral Pledge. As security for the Obligations and the perfor-mance of all other obligations of the Borrower to the Bank pursuant to this Agreement and the other Credit Documents, the Borrower agrees that at all times the Bank shall have an Acceptable Security Interest on all Collateral. In connection therewith, the Bank agrees that the Borrower may, at any time prior to the Maturity Date when no Default has occurred and is continuing, withdraw or substitute Collateral if (i) the substitute Collateral is margin stock acceptable to the Bank in its sole discretion and any changes deemed necessary in the sole discretion of the Bank to the Credit Documents are made to reflect such substitution of Collateral, and (ii) the Available Amount is redetermined to give effect to such withdrawal or substitution, and the Aggregate Exposure does not exceed such redetermined Available Amount.

     (b) Collateral After the Termination Date. Except as otherwise set forth in this Section 2.13(b), if any Letters of Credit are to remain outstanding on or after the Maturity Date, but all other non-contingent obligations of the Borrower hereunder have been paid in full and no Default has occurred and is continuing, the Borrower may provide cash collateral to the Bank on or before sixty days after the Maturity Date having an aggregate fair market value equal to the aggregate undrawn amount of such outstanding Letters of Credit for deposit in the Collateral Account (as defined in the Pledge Agreement), and such cash collateral shall secure the Borrower's continuing obligations in respect of such outstanding Letters of Credit subject to the terms of the Pledge Agreement. In the event the Bank receives such cash collateral on or prior to the date required, the Bank shall release the Pledged Shares to the Borrower and any other Collateral subject to the terms of the Pledge Agreement (other than the cash collateral just received by the Bank from the Borrower); provided, however, that such Pledged Shares and the lien of the Bank on such other Collateral shall not be released, and the Borrower shall not be obligated to provide such cash collateral if, on or before the earlier of the date sixty days after the Maturity Date or the date of the proposed release any Default specified in
Section 6.01(e) shall have occurred. In the event that, for whatever reason, the Borrower fails to provide cash collateral as required pursuant to this Section, then notwithstanding anything to the contrary in the Pledge Agreement, the Bank may, at its discretion and in addition to any rights it may have under the Pledge Agreement in respect of any unpaid Obligations then due and payable, sell, transfer, dispose of or otherwise liquidate all or any portion of the Pledged Shares or such other Collateral and hold the proceeds thereof in the Collateral Account as cash collateral to secure the Borrower's contingent obligations in respect of the outstanding Letters of Credit.

     (c) Further Assurances. The Borrower agrees to execute or to cause the execution of such further financing statements, instruments or documents as may be necessary from time to time in the opinion of the Bank to effect the intent of this Section 2.13.

     Section 2.14. Compliance with Margin Regulations. For purposes of complying with Regulations G, T, U, X and D, each Credit Event hereunder shall be deemed to be a "purpose credit" as defined in such regulations, notwithstanding the fact that the Letters of Credit and some Advances are not for the purpose of buying or carrying margin stock.


                        ARTICLE III
                    CONDITIONS PRECEDENT

     Section 3.01. Conditions Precedent to Initial Credit Event. The obligation of the Bank to make its initial Advance or to issue the initial Letter of Credit is subject to the conditions precedent that:

      (a) Documentation. On or before the day on which the initial Advance is to be made or the initial Letter of Credit is to be issued, the Bank shall have received the following, each dated on or before such day, duly executed by all the parties thereto, in form and substance satisfactory to the Bank:

          (i) this Agreement, the Note, the Pledge Agreement, and a Federal Reserve Form U-1;

          (ii) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of the Borrower in all jurisdictions where the Borrower is organized and does business where the failure to so qualify could reasonably be expected to cause a Material Adverse Change;

          (iii) certificates from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) all conditions in this
     Section 3.01 have been met;

          (iv) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the Board of Directors of the Borrower approving this Agreement, the Note, the Pledge Agreement and the other Credit Documents, (B) the articles of incorporation and bylaws of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, the Pledge Agreement and the other Credit Documents.

          (v) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of officers of the Borrower authorized to sign this Agreement, the Note, the Pledge Agreement, and the other Credit Documents;

          (vi) a favorable opinion of the General Counsel of the Borrower, substantially in the form of the attached Exhibit D;

          (vii) all certificates evidencing the Pledged Shares and related stock powers in favor of the Bank, duly executed on behalf of the Borrower; and

          (viii) such other documents, governmental certificates, agreements, lien searches as the Bank may reasonably request.

     (b) Cancellation of Existing Reg U Facility. The Credit Agreement dated as of December 20, 1995, as amended, between the Borrower and the Bank has been canceled, and the Bank has no further obligation to make advances to the Borrower thereunder, and all amounts owing by the Borrower to the Bank in connection therewith have been paid in full.

     Section 3.02. Conditions Precedent to Each Credit Event. The obligation of the Bank to make an Advance and to issue, amend or extend a Letter of Credit shall be subject to the further conditions precedent that on the date of each such Credit Event the following statements shall be true (and the Borrower shall be deemed to have affirmed the truth thereof as of the date of such Credit Event):

          (i) The representations and warranties contained in Article IV (other than Section 4.01(m)) are correct in all material respects on and as of the date of such Credit Event, before and after giving effect to such Credit Event and to the application of the proceeds thereof, as though made on and as of such date, and

          (ii) No Event of Default has occurred and is continuing, or would result from such Credit Event or from the application of the proceeds thereof.


                         ARTICLE IV
               REPRESENTATIONS AND WARRANTIES

     Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

     (a) Corporate Existence. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where a failure to be qualified could not reasonably be expected to cause a Material Adverse Change.

     (b) Corporate Power. The execution, delivery and performance by the Borrower of this Agreement, the Note, the Pledge Agreement and the other Credit Documents, and the consummation of the transactions contemplated hereby and thereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's certificate of incorporation or bylaws or (ii) any law or any material contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance hereunder, such Advance and the use of the proceeds of such Advance will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower's certificate of incorporation or bylaws or (ii) any law or any material contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     (c) Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Note, the Pledge Agreement or the other Credit Documents or the consummation of the transactions contemplated thereby. At the time of each Advance hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Advance or the use of the proceeds of such Advance.

     (d) Enforceable Obligations. This Agreement, the Note, and the other Credit Documents have been duly executed and delivered by the Borrower. This Agreement, the Note, the Pledge Agreement, and the other Credit Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

     (e) Financial Statements. The audited Consolidated and unaudited consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 1997, and the related audited Consolidated and unaudited consolidating statements of income, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Bank, fairly present, subject to the assumptions set forth therein, the Consolidated and consolidating financial condition of the Borrower and its Subsidiaries at such date and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the period ended on such date, and such Consolidated balance sheets and Consolidated statements of income, changes in stockholders' equity and cash flows were prepared in accordance with GAAP.

     (f)  Litigation.  Except as set forth in the Financial Statements or on
Schedule 4.01(f) attached hereto, or as otherwise disclosed in writing by the Borrower to the Bank, to the best knowledge of the executive officers of the Borrower, there is no pending or threatened action or proceeding affecting the Borrower before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, the Note, the Pledge Agreement or any other Credit Document. Additionally, to the best knowledge of the executive officers of the Borrower, there is no pending or threatened action or proceeding instituted against the Borrower as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property.

     (g) Use of Proceeds. The proceeds of Advances will be used for general corporate purposes and to purchase margin stock; provided, however, that no proceeds of any Advance will be used to purchase or carry any margin stock (as defined in Regulations G, T, U, X, and D) in violation of Regulations G, T, U, X, and D. The Borrower shall request Letters of Credit solely to support contingent obligations of the Borrower (other than obligations in respect of borrowed money) and, in the case of Letters of Credit issued for the joint and several account of the Borrower and a Subsidiary or affiliate of the Borrower, to support contingent obligations of such Subsidiary or affiliate (other than obligations in respect of borrowed money).

     (h) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (i) Taxes. Except as set forth in the SEC Filings with respect to matters being contested in good faith by appropriate proceedings, and for which reserves, if required by GAAP, are being maintained, all federal and all material state, local and foreign tax returns, reports and statements required to be filed by the Borrower have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, unless the failure to file could not reasonably be expected to cause a Material Adverse Change, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, unless the failure to pay when due and payable could not reasonably be expected to cause a Material Adverse Change.

     (j) Pension Plans. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of any Responsible Officer of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change. The Borrower has not had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, the Borrower has not received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Responsible Officers of the Borrower have no reason to believe that the annual cost during the term of this Agreement to the Borrower for post-retirement benefits to be provided to the current and former employees of the Borrower under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

     (k) Environmental Condition. Except as described in the Borrower's annual report on Form 10-K for the year ended December 31, 1997 (the "Valhi Form 10-K") or as set forth on Schedule 4.01(k) attached hereto, the Borrower (i) has been and is in compliance with the material requirements of applicable Environmental Laws of which the failure to comply would reasonably be expected to cause a Material Adverse Change; (ii) have not received notice of any violation or alleged violation of any Environmental Law the violation of which would reasonably be expected to cause a Material Adverse Change; and (iii) are not subject to any actual or contingent Environmental Claim, which Environmental Claim would reasonably be expected to cause a Material Adverse Change.

     (l) True and Complete Disclosure. The Valhi Form 10-K most recently filed with the SEC and the Borrower's quarterly report on Form 10-Q most recently filed with the SEC, copies of which have been furnished by the Borrower to the Bank, did not, as of the respective dates such Form 10-K and Form 10-Q were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) from the date of filing of the Valhi Form 10-K or any subsequent Form 10-Q no event or condition exists or has occurred which has required or would require the Borrower to file a current report on Form 8-K pursuant to the Exchange Act except for any such event or condition which has been disclosed in writing to the Bank by delivery to the Bank of a Form 8-K.

     (m) Beneficial Ownership of NL Shares. As of the date of this Agreement, the Borrower beneficially owns such amount of NL Shares as is set forth in
Schedule 4.01(m) attached hereto.


                         ARTICLE V
                 COVENANTS OF THE BORROWER

     Section 5.01. Affirmative Covenants. So long as the Note or any amount under any Credit Document shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower shall:

     (a) Compliance with Laws, Etc. Comply in all material respects with all Legal Requirements, except where any failure to comply could not reasonably be expected to cause a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply in all material respects with all Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower does business, except where any failure to comply could not reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.01(a) shall not prevent the Borrower, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

     (b) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower, operates, except where failure to maintain any such insurance could not reasonably be expected to cause a Material Adverse Change; provided that the Borrower may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

     (c) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties except where failure to so preserve and maintain or so qualify could not reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 5.02(c) or
(d).

     (d) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto, and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its property except where any failure to pay and discharge could not reasonably be expected to cause a Material Adverse Change; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge, levy, or claim which is not yet due or is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

     (e)  Inspection.    From time-to-time upon reasonable notice or after an
Event of Default has occurred, permit any Persons designated by the Bank to visit, audit, and inspect any of the properties of the Borrower, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and accounts with its officers and independent public accountants with respect to any matters concerning or relating to this Agreement or the transactions contemplated herein, all upon reasonable notice during normal business hours and as often as may be reasonably requested while such Default exists. All reasonable costs and expenses incurred by the Bank in connection therewith shall be borne by the Borrower.

     Section 5.02. Negative Covenants. So long as the Note or any amount under any Credit Documents shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will not:

     (a) Debts, Guaranties and Other Obligations. Incur, create, assume, suffer to exist or in any manner become or be liable in respect of any Debt except:
          (i) Debt existing as on December 31, 1997, including, without limitation, all renewals, extensions, rearrangements or refinancings of any such Debt on terms and for amounts substantially similar to the terms and amounts existing as of the date of this Agreement;

          (ii) Debt of the Borrower hereunder to the Bank; and

          (iii) Debt of the Borrower to any Person not existing on December 31, 1997 which when aggregated with Debt outstanding under this Agreement does not exceed $100,000,000.

     (b) Merger or Consolidation. Merge or consolidate with or into any other Person, or permit NL Industries to merge or consolidate with or into any other Person; provided, however, that if, but only if, there shall not exist or result in a Default, the Borrower or NL Industries may merge with any other Person if
(i) the Borrower or NL Industries, as the case may be, is the surviving corporation of such merger or consolidation and (ii) the assets of the Person merging with or into the Borrower or NL Industries, as the case may be, exceed the liabilities of such Person.

     (c) Sale of Stock. Sell, lease or otherwise transfer any NL Shares if after giving effect thereto the Borrower shall not retain a Control Percentage with respect to NL Industries.

     (d) Changes in Accounting. Change its method of accounting (other than immaterial changes in methods, changes permitted by GAAP in which its auditors concur, and changes required by a change in GAAP).

     (e) Change of NL Industries Certificate of Incorporation or Bylaws. Change or amend, or permit any change or amendment of the certificate of incorporation or bylaws of NL Industries or any of its Subsidiaries that decreases the Control Percentage with respect to NL Industries below 51%.

     (f) Certificate of Incorporation. Take any action, with respect to its beneficial ownership of the NL Shares to amend the provisions of Article IV, Section A of NL's Certificate of Incorporation.

     Section 5.03. Reporting Requirements. So long as the Note or any other amount under any Credit Document shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will furnish to each Bank:

     (a) as soon as possible and in any event within five days after the occurrence of each Default known to the Responsible Officers of the Borrower which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

     (b) as soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated and consolidating statements of income and retained earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such Consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP;

     (c) as soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Coopers & Lybrand or other independent certified public accountants of recognized standing acceptable to the Bank;

     (d) at the time it furnishes each set of financial statements pursuant to paragraph (b) and (c) above, a compliance certificate of a senior financial officer of the Borrower substantially in the form of the attached Exhibit E (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 5.02(a) hereof as of the end of the respective quarterly fiscal period or fiscal year;

     (e) promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower sends to any of its security holders pursuant to the Exchange Act, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the SEC, including but not limited to reports on Form 10-Q and Form 10-K;

     (f) except as to any matter which could not reasonably be expected to cause a Material Adverse Change, as soon as possible and in any event (i) within 30 days after any Responsible Officer of the Borrower knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after a Responsible Officer of the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of an authorized financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

     (g) except as to any matter which could not reasonably be expected to cause a Material Adverse Change, promptly and in any event within five Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

     (h) prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;

     (i) prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Responsible Officer of the Borrower has knowledge resulting in or threatening to result in a strike against the Borrower which could reasonably be expected to cause a Material Adverse Change, or any proposal of which a Responsible Officer of the Borrower has knowledge by any Governmental Authority to acquire any of the material assets or business of the Borrower which could reasonably be expected to cause a Material Adverse Change;

     (j) promptly and in any event within five Business Days of any such amendment, copies of each amendment to the certificate or articles of incorporation or bylaws of the Borrower or of NL Industries; and

     (k) such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower, the Bank may from time to time reasonably request.


                         ARTICLE VI
                     EVENTS OF DEFAULT

     Section 6.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

     (a) The Borrower shall fail to pay any principal of the Note when the same becomes due and payable, or any interest on the Note or any fee or other amount payable hereunder or under any other Credit Document within two Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made in writing by the Borrower herein, in the Note, the Pledge Agreement or in any other Credit Document or by the Borrower (or any of its officers) in connection with this Agreement or made as a consequence of the giving of any Notice of Borrowing or the acceptance of the proceeds of any Advance shall prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall (i) fail to perform or observe any other term or covenant or agreement set forth herein, in the Note or in any other Credit Document on its part to be performed or observed which is not covered by clause
(ii) below or any other provision of this Section 6.01 and such failure continues for more than 30 days after the Borrower's receipt of notice of such failure from the Bank or (ii) fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a) or 5.02, or in subsections (a) and (f) through (j) of Section 5.03 and such failure continues for more than five days after the earlier of the knowledge of a Responsible Officer of such failure or the Borrower's receipt of notice of such failure from the Bank; or

     (d) The Borrower shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower so in default (but excluding Debt evidenced by the Note) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower or Debt of NL Industries or any Subsidiary of NL Industries which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower, NL Industries or any Subsidiary of NL Industries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt of the Borrower, NL Industries or any Subsidiary of NL Industries shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (e) The Borrower or NL Industries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or NL Industries (other than with respect to matters disclosed in the December 31, 1997 financial statements of the Borrower) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (g) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $10,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

     (h) The Borrower as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $10,000,000; or

     (i)  A Material Adverse Change shall occur.

     Section 6.02. Remedies. Upon the occurrence of an Event of Default the Bank (i) may, by notice to the Borrower, declare the obligation of the Bank to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of the Bank to make Advances shall immediately and automatically be terminated and
(B) the Note, all such interest and all such amounts shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

     Section 6.03 Collateral Account. The Borrower hereby agrees that any funds collected under Sections 2.07(c) and 6.02 hereof as a result of contingent obligations of the Borrower under outstanding Letters of Credit shall be held by the Bank in the Collateral Account (as defined in the Pledge Agreement) as cash collateral securing the Obligations (including without limitation such contingent obligations) and shall be subject to withdrawal only by the Bank to satisfy such Obligations (including without limitation such contingent obligations). In the event any outstanding Letter of Credit expires undrawn, and provided no Default or Event of Default is then existing, and, in the case of funds collected under Section 2.07(c) hereof, if no Collateral Deficiency would result, the Bank shall release to the Borrower proceeds of such account equal to the undrawn amount of such expired Letter of Credit, together with accrued interest thereon.


                        ARTICLE VII
                       MISCELLANEOUS

     Section 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Note, the Pledge Agreement or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, Attention: Bobby D. O'Brien, Vice President - Finance and Treasurer (telecopy: (972) 239-0142; telephone: (972) 233-1700) and if to the Bank, at its address at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, 75201, Attention: Richard M. Lewis and Ms. Terri Jones (telecopy: (214) 979-1104; telephone: (214) 979-2777) or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective upon receipt when mailed, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Bank pursuant to Article II or VII shall not be effective until received by the Bank.

     Section 7.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 7.04.  Costs and Expenses.

     (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the Pledge Agreement and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of Bracewell & Patterson, L.L.P., counsel for the Bank, and with respect to advising the Bank as to its respective rights and responsibilities under this Agreement, and, after the occurrence of an Event of Default, all reasonable out-of-pocket costs and expenses, if any, of the Bank (including, without limitation, reasonable counsel fees and expenses of the Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note and the other Credit Documents.

     (b) If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Note pursuant to Article VII or for any other reason whatsoever, the Borrower shall, within ten days of any written demand sent by the Bank to the Borrower, pay to the Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate the Bank for any additional losses, out-of-pocket costs or expenses which it may actually incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Advance.

     Section 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note, and the other Credit Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement, the Note, the Pledge Agreement or such other Credit Documents, and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

     Section 7.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns upon notice to the Borrower, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

     Section 7.07. Indemnification. The Borrower shall indemnify the Bank and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject (excluding any consequential losses), insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower or any Subsidiary of the Borrower of the proceeds of any Advance or breach by the Borrower of any provision of this Agreement or any other Credit Document, or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     Section 7.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 7.09. GOVERNING LAW. THIS AGREEMENT, THE NOTE, THE PLEDGE AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT THAT CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THIS AGREEMENT OR THE ADVANCES HEREUNDER. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT SITTING IN DALLAS COUNTY, THE CITY OF DALLAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER CREDIT DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY AGREES THAT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN
SECTION 7.02. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHTS OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              VALHI, INC.



                              By:   /s/ Bobby D. O'Brien
                                   -------------------------------
                                   Bobby D. O'Brien
                                   Vice President-Finance and Treasurer

                              SOCIETE GENERALE, SOUTHWEST AGENCY


                              By:  /s/ Richard M. Lewis
                                   ------------------------------
                                   Richard M. Lewis
                                   Vice President




                            EXHIBIT A

                         PROMISSORY NOTE

$15,000,000                                          May 19, 1998

     For value received, the undersigned, Valhi, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Societe Generale, Southwest Agency (the "Bank") the principal sum of Fifteen Million and no/100 Dollars ($15,000,000) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

     This Note is the Promissory Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement, dated as of May 19, 1998 (as the same may be amended or modified from time to time, the "Credit Agreement"), between the Borrower and the Bank. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Bank at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 (or at such other location or address as may be specified by the Bank in writing to the Borrower) in same day funds. The Bank shall record all Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower's repayment obligations under this Note.

     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

     Subject to applicable federal law, this Note shall be governed by and construed and enforced in accordance with the laws of the state of Texas, except that Chapter 346 of the Texas Finance Code shall not apply to this Note.


                              VALHI, INC.


                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                   ------------------------------


                            EXHIBIT B

                  PLEDGE AND SECURITY AGREEMENT


   This Pledge and Security Agreement dated as of May 19, 1998 ("Pledge Agreement"), is by and between Valhi, Inc., a Delaware corporation (the "Borrower"), and Societe Generale, Southwest Agency (the "Bank").

                           INTRODUCTION

   A. The Borrower and the Bank are party to the Credit Agreement dated as of May 19, 1998 (as the same may be amended from time to time, the "Credit Agreement").

   B. In order to induce the Bank to enter into the Credit Agreement, the Borrower is entering into this Pledge Agreement to secure its obligations under the Credit Agreement.

   For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions.

   Terms defined in the Credit Agreement and not otherwise defined in this Pledge Agreement have the meanings provided for in the Credit Agreement. The following additional terms, have the following respective meanings:

   "Approved Depositary" means The Depository Trust Company or any other depository which has been approved by the Bank and as to which the Bank has received an opinion of counsel to the Borrower reasonably satisfactory to the Bank to the effect that the Bank will have valid and perfected security interests in all Pledged Shares which may be deposited with such depositary.

   "Collateral" means (a) the Pledged Shares, (b) the Collateral Account and all investments and investment property therein, (c) all rights and privileges of the Borrower with respect to the Pledged Shares (including without limitation all representations, warranties, registration rights and other undertakings of any Person inuring to the benefit of the Borrower in respect thereof) and the Collateral Account, (d) all non-cash dividends and all other payments and distributions hereafter made on or with respect to the Pledged Shares and, following the occurrence and during the continuation of a Default, all cash dividends paid on the Pledged Shares and all interest on the Collateral Account, and (e) all proceeds of any or all of the foregoing (whether the same arise or are acquired before or after the commencement of a Proceeding in which the Borrower is a debtor).

   "Collateral Account" means a deposit account established by the Bank with Societe Generale, New York Branch designated as the "Collateral Account Societe Generale for Valhi, Inc.".

   "Pledged Shares" means the securities described on Annex A attached to this Pledge Agreement, as such Annex may be amended from time to time by the written agreement of the Borrower and the Bank.

   "Proceeding" means a case under the federal Bankruptcy Code, as amended from time to time, or any successor federal statute or any similar law of any state or foreign country or political subdivision thereof.

   "Qualified Investments" means

   (a) readily marketable securities which are direct obligations of, or are unconditionally guaranteed by, the United States of America and mature within one year from the date on which they are acquired;

   (b) commercial paper maturing within three months, rated A-2 or higher by Standard & Poor's Ratings Services or Prime-2 or higher by Moody's Investors Service;

   (c) certificates of deposit issued by any bank doing business under the laws of the United States of America or of any state thereof having a Standard & Poor's Ratings Services investment grade rating of Single A or above and having a combined capital and surplus of not less than $1,000,000,000; and

   (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above.

   "Secured Obligations" means (i) all principal of and interest on the Note,
(ii) all Reimbursement Obligations and other amounts payable by the Borrower hereunder or under the Credit Agreement or any other Credit Document, and (iii) any renewals or extensions of any of the foregoing.

   "UCC" means at any time the Uniform Commercial Code as in effect in the State of Texas; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Acceptable Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect or perfection or non-perfection (and for purposes of definitions related to such provisions).

SECTION 2.  Representations and Warranties.

   The Borrower represents and warrants that:

   (a) Title to Collateral. The Borrower is the record and beneficial owner of each item of Collateral existing on the date of this Pledge Agreement free and clear of all Liens except the Lien created hereunder. The Borrower will be the record and beneficial owner of each item of Collateral hereafter acquired in addition to any then existing Collateral free and clear of all Liens except the Lien created hereunder. The Borrower is not and will not become a party to or otherwise bound by any agreement, other than this Pledge Agreement, which restricts in any manner the rights of any present or future holder of any of the Pledged Shares with respect thereto.

   (b) Issuance of Initial Pledged Shares. The capital stock of NL Industries is duly authorized, validly issued and fully paid and non-assessable. All of the initial Pledged Shares have been beneficially owned by the Borrower for a period in excess of three years.

   (c) Validity, Perfection and Priority of Security Interests. Upon delivery to the Bank of all NL Shares constituting Pledged Shares, the Bank will have Acceptable Security Interests in such Collateral. The Borrower has not performed any acts which might prevent the Bank from enforcing any of the terms and conditions of this Pledge Agreement or which would limit the Bank in any such enforcement.

SECTION 3. The Security Interests. In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of the Borrower hereunder and under the other Credit Documents, the Borrower hereby grants to the Bank continuing security interests in the Collateral, whether presently existing or owned or hereafter arising or acquired.

SECTION 4.  Perfection of Security Interests.

   (a) Prior to the initial Advance under the Credit Agreement, and thereafter upon each acquisition of any Pledged Shares and each investment or reinvestment of funds deposited in the Collateral Account pursuant to Section 7 of this Pledge Agreement, the Borrower shall (i) deliver or cause to be delivered to the Bank all previously undelivered certificates and instruments evidencing Pledged Shares other than Pledged Shares which have been deposited in an Approved Depositary and (ii) give all notices and take such other action as may be necessary to perfect the Bank's security interest in any Pledged Shares which have been deposited with an Approved Depositary.

   (b) All Pledged Shares other than Pledged Shares which have been deposited with an Approved Depositary shall be delivered to the Bank in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Bank.

   (c) The Borrower shall cause each Approved Depositary to make appropriate entries to the Bank's account on the books of such Approved Depositary to reflect the transfer of all Pledged Shares which have been deposited with such Approved Depositary to the Bank and to deliver to the Bank a written confirmation of the book-entry transfer of such Pledged Shares into such account, to be held as Collateral under this Pledge Agreement.

   (d) Promptly following the Borrower's acquisition of any Pledged Security which constitutes an "uncertificated security" as defined in the UCC, the Borrower and the Bank will effect such modifications to this Pledge Agreement as the Bank in its discretion deems necessary or appropriate to ensure that the security interests with respect to such portion of the Collateral are protected to substantially the same extent as provided for herein with respect to other Pledged Shares and the Borrower shall provide evidence satisfactory to the Bank of compliance by the Borrower with Section 5 hereof with respect to such portion of the Collateral.

   (e) The Borrower shall notify NL Industries of the security interest created hereby on the initial Pledged Shares and shall cause NL Industries, within ten Business Days of the date of this Pledge Agreement, to send written notice to the Bank acknowledging such security interest and expressly agreeing to remit any and all dividends and distributions on account of the Pledged Shares issued by NL Industries (other than cash dividends) remitted after the date of this Pledge Agreement directly to the Bank at the Bank's address set forth in Section
7.02 of the Credit Agreement, and, upon receipt by NL Industries of any notice from the Bank that a Default has occurred and is continuing under the Credit Agreement, to remit all cash dividends and any and all other distributions on account of the Pledged Shares issued by NL Industries directly to the Bank at the same address (and upon the Bank's receipt of any such cash dividends the Bank will deposit such funds into the Collateral Account.

SECTION 5.  Further Assurances.

   The Borrower will, from time to time, at its expense and in such manner and form as the Bank may reasonably require, execute and deliver any financing statement, specific assignment, notice or other writing and take any other action that may be necessary or desirable, or that the Bank may reasonably request, in order to create, preserve, perfect or validate the security interests granted hereby or to enable the Bank to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Borrower hereby authorizes the Bank to execute and file, in the name of the Borrower or otherwise, UCC financing statements which the Bank in its sole discretion may deem necessary or appropriate to perfect the security interests granted hereby. The Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Pledge Agreement or of a financing statement is sufficient as a financing statement. The Borrower shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.

SECTION 6.  Collateral Account.

   If at any time the Bank receives and funds from the Borrower pursuant to
Section 2.07(c) or Section 6.02 of the Credit Agreement, or the proceeds of cash dividends or any other payments and distributions in respect of Pledged Shares following the occurrence and during the continuation of a Default, the Bank shall promptly establish the Collateral Account and deposit all such funds therein and thereafter such funds shall be held in the Collateral Account and applied by the Bank in accordance with this Pledge Agreement. The Collateral Account shall be subject to investment, debit and withdrawal solely by the Bank, as the secured party, as provided in this Agreement, and the Bank shall obtain from Societe Generale, New York Branch, as the depositary of such Collateral Account, its written agreement to the terms and provisions hereof. If any such proceeds, payments or distributions are received by the Borrower at any time after occurrence and during the continuance of a Default, they shall be received in trust for the benefit of the Bank, and shall be remitted immediately to the Bank for deposit into the Collateral Account in the same form as received (with any necessary endorsement). No amount, including interest on funds in the Collateral Account, shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Collateral Account except as provided in this Pledge Agreement.

SECTION 7.  Investment,  Release of Funds, Control of Collateral Account.

   (a) Investment of Funds. So long as no Default shall have occurred and be continuing, the Borrower may direct the investment and reinvestment by the Bank of all funds on deposit in the Collateral Account in accordance with the following terms and conditions:

   (A)  such funds will be invested solely in Qualified Investments; and

   (B) prior to or contemporaneously with the making of any such investment, the Borrower shall in accordance with Section 4 of this Pledge Agreement take or cause to be taken such steps as may be necessary to insure that the Bank will have an Acceptable Security Interest in such investment.

   (b) Release of Funds. So long as no Default shall have occurred and be continuing, the Borrower shall be entitled to receive from the Bank all interest or other income with respect to all funds on deposit in the Collateral Account.

   (c) Representation and Warranty. Each request by the Borrower for investment or release of funds in or from the Collateral Account shall be deemed to be a representation and warranty by the Borrower that (i) such investment or withdrawal is in accordance with the terms and conditions specified in subsection (a) of this Section or for the purposes specified in subsection (b) of this Section, as applicable, (ii) the representations and warranties set forth herein are true and correct on and as of the date of such request as if made on and as of such date; and (iii) no Default has occurred and is continuing on the date of such request.

   (d) Control by Secured Party. The Borrower acknowledges and agrees that (i) the Bank shall have exclusive control over and the exclusive right of withdrawal from the Account; (ii) the Bank is vested with full and irrevocable power and authority for the purpose of carrying out the terms of this Agreement and to take any and all action and to execute any and all instruments which may be necessary to accomplish the purposes of this Agreement; (iii) amounts deposited in the Account shall be applied exclusively as provided in this Agreement; (iv) except as specified herein, the Borrower shall have no right to withdraw, or cause the withdrawal of, any funds in the Account or to direct the investment of such funds or the liquidation thereof, and shall not make, attempt to make, or consent to the making of any withdrawal or transfer from the Account.

   (e)  UCC Provisions.  Each of the parties hereto agrees that, for purposes of
Article 8 and Article 9 of the UCC, (i) the Collateral Account is a "securities account" (as defined in Section 8.501 of the UCC); (ii) Societe Generale, New York Branch is a "securities intermediary" (as defined in Section 8.102 of the UCC) and the Societe Generale, New York Branch's "jurisdiction" (for purposes of
Section 8.110 of the UCC) is the State of New York; (iii) the Bank is the "entitlement holder" having the "security entitlements" (as such terms are defined in Section 8.102 of the UCC) with respect to all financial assets credited to the Collateral Account (and Societe Generale, New York Branch will identify the Bank as such in its records); and (iv) all investments and instruments for the credit of the Collateral Account are to be treated as "financial assets" under Section 8.102 of the UCC. Each of the parties hereto further agrees that, for purposes of the UCC, the Borrower has granted, and hereby confirms that it has granted, to the Bank a security interest in the Collateral Account and in all interests or security entitlements of the Borrower relating to the Collateral Account.

   (f) Obligations of Depositary. Upon the creation of the Collateral Account, the Bank will cause Societe Generale, New York Branch to confirm and agree with the Company and the Bank that (i) it has identified, and will at all times identify, the Collateral Account as being subject to the security interest created hereby; (ii) it has not entered into any prior control agreement relating to the Collateral Account or investment property therein and further agrees not to enter into any control agreement (other than this Pledge Agreement) relating to the Collateral Account or investment property therein; and (iii) it will not comply with any entitlement orders, instructions or directions of any kind concerning the Collateral Account other than from the Secured Party.

SECTION 8.  Record Ownership of Pledged Shares; Definitive Certificates.

   The Bank may at any time following the occurrence and during the continuation of a Default, from time to time, in its sole discretion, cause any or all of the Pledged Shares to be transferred of record into the name of the Bank or a nominee. The Borrower will promptly give to the Bank copies of any notices and other communications received by it with respect to Pledged Shares registered in the name of the Borrower, and the Bank will promptly give the Borrower copies of any notices and other communications received by the Bank with respect to Pledged Shares registered in the name of the Bank or a nominee. The Bank shall at all times have the right to obtain definitive certificates (in its name or in the name of a nominee) representing Pledged Shares at any time deposited with an Approved Depositary, and all such certificates shall be Collateral hereunder and be subject to the terms hereof.

SECTION 9.  Right to Vote Pledged Shares; Receipt of Dividends, Etc.

   (a) Unless a Default shall have occurred and be continuing, the Borrower shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Pledged Shares, and the Bank shall, upon receiving a written request from the Borrower, which request shall be deemed to be a representation and warranty by the Borrower that no Default has occurred and is continuing, deliver to the Borrower or, as specified in such request, such proxies, powers of attorney, consents, ratifications and waivers in respect of any Pledged Shares which are registered in the name of the Bank or a nominee as shall be specified in such request and be in form and substance satisfactory to the Bank.

   (b) If a Default shall have occurred and be continuing, all rights of the Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 9(a) above shall end upon thirty days' notice from the Bank to the Borrower and thereafter the Bank shall have the right to the extent permitted by law for so long as such Default continues, and the Borrower shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to all Pledged Shares with the same force and effect as if the Bank were the absolute and sole owner thereof.

   (c) The Bank shall be entitled to receive and retain as Collateral all dividends and distributions (other than cash dividends or distributions) made in respect of the Pledged Shares, whether so paid or made before or after any Default has occurred; provided, however, that upon the occurrence and during the continuance of a Default, the Bank shall be entitled to receive and deposit as Collateral all cash dividends into the Collateral Account for so long as such Default continues. Any such dividends or distributions on account of Pledged Shares shall, if received by the Borrower, be received in trust for the benefit of the Bank, be segregated from the other property or funds of the Borrower, and be forthwith delivered to the Bank as Collateral in the same form as so received (with any necessary endorsement).

SECTION 10.  General Authority.

   The Borrower hereby irrevocably appoints the Bank its true and lawful attorney, with full power of substitution, in the name of the Borrower, the Bank, the Bank or otherwise, for the sole use and benefit of the Bank, the Bank and the holders of the Secured Obligations, but at the Borrower's expense, to the extent permitted by law to exercise, at any time and from time to time, all or any of the following powers with respect to all or any of the Collateral:

   (a) to take such reasonable action as the Bank deems necessary to protect or preserve the Collateral and to realize upon the Collateral in accordance with this Pledge Agreement;

   (b) if a Default shall have occurred and be continuing, to give notice thereof to the Borrower, whereupon (i) funds on deposit in the Collateral Account shall not be made available to the Borrower and (ii) the Bank may direct the investment and reinvestment of all funds on deposit in the Collateral Account pending application in accordance with Section 12 in Qualified Investments; and

   (c)  so long as an Event of Default shall have occurred and be continuing:

     (i) to demand, sue for, collect, receive and give acquaintance for any and all monies due or to become due upon or by virtue of the Collateral,

    (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, and

   (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds thereof in accordance with Section 11.

SECTION 11.  Remedies upon Event of Default

   (a) If any Event of Default shall have occurred and be continuing, the Bank may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Bank may without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held as Collateral as specified in Section 12 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery, and (subject to the requirements of the UCC) at such price or prices as the Bank may deem satisfactory. The Bank may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of a widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. The Bank is authorized in connection with any such sale (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, (ii) to cause, if applicable, to be placed on certificates for any or all of the Pledged Shares a legend to the effect that such security has not been registered under the Securities Act of 1933 ("Securities Act") and may not be disposed of in violation of the provisions of the Securities Act, and (iii) to impose such other limitations or conditions in connection with any such sale as the Bank reasonably deems necessary or advisable in order to comply with the Securities Act or any other applicable law or regulation. The Borrower agrees that it will execute and deliver such documents and take such other reasonable action as the Bank deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Borrower which, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The Bank shall give the Borrower not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral unless the Collateral threatens to decline speedily in value. The Bank and the Borrower agree that such notice constitutes "reasonable notification" within the meaning of UCC Section 9-504(3). Such notice (if any is required) shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of sale at a broker's board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered to sale at such board or exchange, and (iii) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Bank shall deem to be commercially reasonably, provided that the Bank shall not be obligated to make any such sale pursuant to any such notice. The Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. If all or any part of the Collateral is sold on credit or for future delivery, the Collateral so sold may be retained by the Bank until the selling price is paid by the purchaser thereof, but the Bank shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Bank, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court of courts of competent jurisdiction.

   (b) Undertakings to Apply Reports. If the Bank shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to Rule 144 of the General Rules and Regulations of the Securities Act ("Rule 144"), at the request of the Bank, the Borrower shall exercise best efforts to cause NL Industries to file, on a timely basis, all annual quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, as amended from time to time. In addition, at the request of the Bank, the Borrower shall exercise best efforts to cause NL Industries to cooperate with the Bank so as to enable such sales to be made in accordance with applicable laws, rules, and regulations and the requirements of the broker through which the sales are proposed to be executed, and shall, upon request and assuming that the requirements of Rule 144 have been complied with, furnish at the Borrower's expense an opinion of counsel to NL Industries that the proposed sale is in compliance with Rule 144.

   (c) For the purpose of enforcing any and all rights and remedies under this Pledge Agreement the Bank may (i) require the Borrower to, and the Borrower agrees that it will, at its expense and upon the request of the Bank, forthwith assemble all or any part of the Collateral not held by the Bank or an agent as directed by the Bank and make it available at a place designated by the Bank which is, in its opinion, reasonably convenient to the Collateral and the Borrower, whether at the premises of the Borrower or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of such Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, and (iii) have access to and use the Borrower's books and records relating to such Collateral.

SECTION 12.  Application of Proceeds.

   The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Bank in the following order of priorities:

        first, to payment of the expenses of such sale or other realization, including reasonable compensation to the Bank, and its agents and counsel, and all reasonable expenses, liabilities and advances incurred or made by the Bank in connection therewith, and any other unreimbursed reasonable expenses or other reasonable amounts for which the Bank is to be reimbursed pursuant to Section 13 hereof or is to be reimbursed pursuant to the Credit Agreement;

        second, to the ratable payment of accrued but unpaid interest and any accrued but unpaid fees constituting part of the Secured Obligations in accordance with the terms of the Credit Agreement;

        third, to the ratable payment of unpaid principal of the Secured Obligations;

        fourth, to the ratable payment of all other Secured Obligations, until all Secured Obligations (including without limitation all reasonable legal fees and expenses payable by the Borrower pursuant to the terms of the Credit Agreement) shall have been paid in full; and

        finally, to payment to the Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

SECTION 13.  Expenses.

   The Borrower will forthwith upon demand pay to the Bank:

   (a) the amount of any taxes which the Bank may have been required to pay by reason of the security interests granted hereby (including any applicable transfer taxes) or to free any of the Collateral from any Lien thereon, and

   (b) the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel or any other agents or experts which the Bank may incur in connection with (i) the administration of this Pledge Agreement, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by the Bank of any of the rights conferred upon it hereunder or (iv) any default on the part of the Borrower hereunder.

SECTION 14.  Termination of Security Interests; Release of Collateral.

   Upon the repayment in full of all Secured Obligations and the termination of the Commitment under the Credit Agreement, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower, and the Bank will promptly execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

   At any time when the Borrower is not in Default the Borrower may request the Bank and the Bank shall promptly release to the Borrower an amount of Pledged Shares so that the remaining Collateral Value of all Pledged Shares held by the Bank is equal to or exceeds 300% of the then existing Commitment.


SECTION 15.  Notices.

   All notices, communications and distributions hereunder shall be given or made to the parties hereto in the manner and at the locations set forth in the Credit Agreement or at such other address or telex number as the addressee may hereafter specify for the purpose of giving notice.

SECTION 16.  Waivers, Non-Exclusive Remedies.

   No failure on the part of the Bank to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Pledge Agreement or any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Bank of any right under this Pledge Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies in the Credit Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 17.  Successors and Assigns.

   This Pledge Agreement is for the benefit of the Bank and its successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. The Bank agrees to give the Borrower written notice of any such assignment. This Pledge Agreement shall be binding on the Borrower and its successors and assigns.

SECTION 18.  Changes in Writing.

   Neither this Pledge Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

SECTION 19.  Choice of Law.

   This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Texas, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Texas are governed by the laws of such jurisdiction.

SECTION 20.  Severability.

   If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Bank in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of an provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

   Executed as of the date first set forth above.


                              VALHI, INC.


                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                   ------------------------------


                              SOCIETE GENERALE


                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                   ------------------------------

                            ANNEX A TO
                  PLEDGE AND SECURITY AGREEMENT


                     NL SHARES PLEDGED AS OF
          THE DATE OF THE PLEDGE AND SECURITY AGREEMENT
                AND THE INITIAL ADVANCE UNDER THE
                         CREDIT AGREEMENT


   4,787,210 shares of common stock of NL Industries, Inc., par value $.125 per share, evidenced by the following certificate numbers:

        Certificate No.                 Amount
        ---------------                 ------
        NU13771                         4,787,210

(As of the date of the Pledge and Security Agreement, 4,787,210 shares of NL Industries, Inc. common stock constitutes 9.33% of all issued and outstanding shares on such date.)




                         EXHIBIT C


                    NOTICE OF BORROWING
                           [Date]


Societe Generale, Southwest Agency
4800 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

Attention:     Mr. Richard M. Lewis

Ladies and Gentlemen:

The undersigned, Valhi, Inc. (the "Borrower"), refers to the Credit Agreement dated as of May 19, 1998 (as the same may be amended or modified from time to time, the "Credit Agreement," the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) between the Borrower and Societe Generale, Southwest Agency (the "Bank"), and hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests an Advance, and in connection with that request sets forth below the information relating to such Advance (the "Proposed Advance") as required by Section 2.02(a) of the Credit Agreement:

          (a)  The Business Day of the Proposed Advance is
                    , 19      .
          -----------    ----

          (b) The Proposed Advance will be composed of a [Base Rate Advance] [Eurodollar Rate Advance].

          (c)  The aggregate amount of the Proposed Advance is
          $              .
            -------------
          [(d) The Interest Period for the Eurodollar Rate Advance is [
     month[s]].
                  -----

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

          (a) the representations and warranties contained in Article IV and in each other Credit Document are correct in all material respects on and as of the date of the Proposed Advance before and after giving effect to such Proposed Advance and to the application of the proceeds from such Proposed Advance as though made on and as of such date; and

          (b) no Default has occurred and is continuing or would result from such Proposed Advance or from the application of the proceeds therefrom.


                              VALHI, INC.



                              By:
                                    ----------------------------
                              Name:
                                    ----------------------------
                              Title:
                                    ----------------------------




                              EXHIBIT D
                  FORM OF BORROWER'S COUNSEL OPINION



                             May 19, 1998


Societe Generale, Southwest Agency
4800 Trammell Crow Center
Dallas, Texas  75201

Gentlemen:

     I am General Counsel to and serve as an officer of Valhi, Inc. (the "Borrower"), and members of my staff and I have acted on behalf of the Borrower in connection with the Credit Agreement (the "Credit Agreement") dated as of May 19, 1998 between the Company and Societe Generale, Southwest Agency (the "Bank"), providing for certain loans to be made to the Borrower in an aggregate principal amount not exceeding $15,000,000 at any one time outstanding. Unless and letters of credit to be issued for the Account of the Borrower defined herein, terms used in this opinion are (i) defined in the Credit Agreement and used herein as defined therein or (ii) as provided for in the Accord (as defined below). This opinion is being delivered pursuant to Section 3.01(a)(vi) of the Credit Agreement.

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, this Opinion Letter and the opinions contained herein should be read in conjunction with the Accord for determination of any applicable limitations, exceptions and definitions contained therein. The laws covered by the opinions expressed herein are limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of Texas (of which bar I am a member), and I have relied upon information provided in Public Authority Documents and factual representations made by the Borrower in the Transaction Documents as the basis for some of my opinions.

     In rendering the opinions expressed below, I have examined the following agreements, instruments and other documents:

          (a)  the Credit Agreement;

          (b)  the Note;

          (c)  the Pledge Agreement; and

          (d) such corporate records of the Borrower and such other documents as I have deemed appropriate for purposes of the opinions expressed below.

          The agreements, instruments and other documents referred to in the foregoing lettered clauses (a) through (c) are collectively referred to as the "Credit Documents."

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as of the date hereon as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

          1. The Borrower (a) is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to own its assets and to transact its business as now being conducted, and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify could cause a Material Adverse Change.

          2. NL Industries, Inc. (a) is a corporation validly existing and in good standing under the laws of the State of New Jersey, (b) has the corporate power and authority to own its assets and to transact its business as now being conducted, and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify could cause a Material Adverse Change.

          3. (a) The execution, delivery or performance by the Borrower of each of the Credit Documents, (b) the granting of the Liens provided for in the Pledge Agreement, and (c) the advances by the Borrower under the Credit Agreement and the Note (i) have been duly authorized by all necessary corporate action, (ii) do not and will not violate any provisions of any material law, statute, rule or regulation applicable to the Borrower in effect on the date hereof or any provisions of the charter or bylaws of the Borrower as in effect on the date hereof, (iii) do not and will not violate, to the best of my knowledge, any order, writ, injunction or decree of any court or governmental instrumentality applicable to the Borrower, or (iv) result in the breach of, or constitute a default or require a consent under, or (except for the Liens created pursuant to the Pledge Agreement) result in the creation of any Lien (except Permitted Liens) upon any of the properties, revenues or assets of the Borrower pursuant to any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract, instruction or other agreement known to me after due inquiry to which the Borrower or its properties may be bound.

          4. Each of the Credit Documents to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, usury or other similar laws affecting the enforcement or creditors' rights, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5. No authorizations, approvals or consents of, or filings or registrations with, any governmental or regulatory authority or agency are to my knowledge necessary in connection with (a) the participation by the Borrower in the transactions contemplated by the Credit Agreement or the other Credit Documents and the execution, delivery, or performance by the Borrower of the Credit Documents or (b) the grant of the Liens provided for in the Pledge Agreement and the validity, perfection and enforceability thereof.

          6. No authorizations, approvals or consents of, or filings or registrations with, any governmental or regulatory authority or agency are necessary in connection with the validity of the execution and delivery of any of the Credit Documents by the Borrower except such consents, approvals, exemptions, waivers, licenses, or other authorizations, actions, filings or registrations as (i) have been obtained, completed or made, (ii) are of a routine or administrative nature, (iii) to which the failure to obtain or make could not reasonably be expected to cause a Material Adverse Change, or (iv) are required of the Bank by governmental or regulatory authority or agency.

          7. Except as disclosed pursuant to Section 4.01(f) of the Credit Agreement, there are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, to my knowledge pending or threatened against or affecting the Borrower or properties or rights of the Borrower which, if adversely determined, (a) could cause a Material Adverse Change, or (b) could impair the value of the security granted to the Bank pursuant to the Pledge Agreement.

          8. The Pledge Agreement creates as security for the Obligations in favor of the Bank a valid security interest enforceable against the Borrower in all right, title, and interest of the Borrower in the Pledged Shares (as defined in the Pledge Agreement) to which Article 9 of the Uniform Commercial Code in effect in the State of Texas ("U.C.C.") is applicable, assuming the Bank takes and retains possession of the Pledged Shares, and no filing or recording is necessary to perfect the Bank's security interest in such Pledged Shares. Assuming the Bank is a "prorated purchaser" (as defined in Section 8-303 of the U.C.C.) of the Pledged Shares and assuming the Bank acquired its interest in the Pledged Shares in good faith and without notice of any adverse claims and each Pledged Share is either in bearer form or in registered form, issued or endorsed in the name of the Bank or in blank, the Bank will acquire a security interest in the Pledged Shares that is prior to any other security interest therein under the U.C.C.

          9. No other taxes and government fees and charges are required by any Governmental Authority in connection with (a) the creation or perfection of the liens purported to be created by the Pledge Agreement, (b) the execution and delivery of the Credit Documents, or (c) the obtaining of credit under the Credit Agreement.

          10. Pursuant to the December 31, 1998, 10-K of NL Industries, Inc., 150,000,000 NL Shares are authorized and 51,290,614 NL Shares are issued and outstanding. The Borrower beneficially owns as of May 19, 1998 a total of 29,844,210 NL Shares.

          11. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U or X.

          12. The Borrower is not any "investment company" or a company "controlled" by an "investment company" within the meaning of the investment Company Act of 1940, as amended.

          13. The Borrower is not a "holding company" or an "affiliate of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     This opinion letter is solely for your benefit and the benefit of your counsel and may not be relied upon by any person other than you and your counsel.

                                   Very truly yours,



                                   J. Mark Hollingsworth, Esq.




                         EXHIBIT E

                   COMPLIANCE CERTIFICATE

     This certificate dated as of            for the fiscal
                                  ---------
quarter ending         ,  199   is prepared pursuant to Section
               --------      ---
5.03(d) of the Credit Agreement dated as of May 19, 1998 (as it may be amended in accordance with its terms, the "Credit Agreement") between Valhi, Inc. and Societe Generale, Southwest Agency. Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement.

     The Borrower hereby certifies (a) that no Default has occurred or is continuing, (b) that all of the representations and warranties made by the Borrower in the Credit Agreement (other than those made as of a specific date) are true and correct as if made on this date, and (c) that as of the last day of the fiscal quarter ending immediately preceding the date of this Certificate the following amounts and calculations were true and correct:

SECTION 5.02(B)  DEBTS, GUARANTIES AND OTHER OBLIGATIONS

(a)  Debt of the Borrower to any Person
     not existing on December 31, 1997

(b)  Debt outstanding under the Credit Agreement

(c)  (a) + (b)

Maximum Permitted                               $100,000,000


     Executed this          day of         , 199
                   ------          -------      --.


                              VALHI, INC.

                              By:
                                    ----------------------------
                              Name:
                                    ----------------------------
                              Title:
                                    ----------------------------



                         EXHIBIT F

            FORM OF LETTER OF CREDIT APPLICATION

     This exhibit is omitted. A copy of this exhibit will be furnished supplementally upon request.